Exhibit 99.1

NEWS RELEASE

Comstock Homebuilding Companies Appoints Joseph M. Squeri as Chief Financial Officer

RESTON, VA, August 18, 2010 (MARKETWIRE via COMTEX) — Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI) (“Comstock” or the “Company”) today announced that its Board of Directors has appointed Joseph M. Squeri as the Company’s Chief Financial Officer, effective as of August 16, 2010.

Squeri brings more than a decade of public company leadership experience in corporate finance, strategic planning, accounting and operations. He has served in a number of financial management roles including positions as the Chief Financial Officer of Choice Hotels International (NYSE: CHH) and Federal Realty Investment Trust (NYSE: FRT). A certified public accountant, Joe holds a bachelor’s degree from the University of Virginia. Mr. Squeri’s predecessor, Jeffrey R. Dauer, will assist with transition duties through August 31, 2010.

“Joe is an experienced public company executive and we are delighted to have him join Comstock’s management team” said Comstock Chairman and Chief Executive Officer Christopher Clemente. “Joe’s significant experience in leading finance functions and his strategic planning and operational background will be invaluable as Comstock moves forward with its strategic objectives”.

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded real estate development firm with a focus on a variety of for-sale residential and mixed-use products. The company currently focuses on the Washington, D.C. metropolitan area, actively marketing its products under the Comstock Homes brand. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or its projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Judith Spencer

703.230-1146

SOURCE: Comstock Homebuilding Companies, Inc.